EXHIBIT 99.1
THOMAS WEISEL PARTNERS GROUP, INC.
ANNOUNCES 2006 FIRST QUARTER EARNINGS RESULTS
San Francisco, May 8, 2006 — Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) recorded net revenues of $78.0 million, net income of $21.3 million and diluted earnings per share of $0.96 in the first quarter of 2006.
After adjusting for certain one-time events, including our conversion to a corporation, non-GAAP net income and non-GAAP diluted earnings per share were $6.6 million and $0.29. These one-time events were: an after-tax expense related to restricted stock units granted in connection with our IPO of $0.6 million; a one-time tax benefit of $13.8 million; and an additional income tax expense of $1.5 million to reflect a full quarter at our 43% effective income tax rate before one-time events. In calculating our non-GAAP earnings per share, we increased diluted weighted average shares by approximately two million, the increase that would have occurred had our initial public offering taken place on January 1, 2006. A reconciliation between our GAAP results and these non-GAAP measures is discussed below.
The above results compare to $73.7 million in net revenues and $7.1 million in net income in the fourth quarter of 2005 and $60.0 million in net revenues and a net loss of $6.2 million in the first quarter of 2005.
First Quarter of 2006 Business Highlights
•	Net revenues grew to $78.0 million in the first quarter of 2006, 6% and 30% increases from the fourth quarter of 2005 and the first quarter 2005, respectively.
•	Investment banking revenues increased to $36.5 million, a 30% and 124% improvement from the fourth quarter and first quarter of 2005, respectively. We completed 20 investment banking transactions in the first quarter with an aggregate value of $4.2 billion. Our average revenue per transaction increased to $1.8 million in the first quarter of 2006 from $1.1 million for the full year of 2005. We held the number one position in aftermarket performance for book-managed offerings compared to other investment banks during 2005 and the first quarter of 2006.
Capital Raising
In the first quarter of 2006, we lead-managed six of our capital raising transactions, four of which we book-managed, including our own initial public offering. Our lead-managed transactions were 40% of our total underwriting transactions in the first quarter of 2006 compared to 29% for all of 2005. Notable transactions include book-managing the initial public offering for Crocs and the follow-on offerings for Allion Healthcare and Rackable Systems. In addition, we lead-managed NASDAQ’s February, 2006 follow-on public offering and United Auto Group’s convertible debt offering. We also closed PIPEs for NitroMed and TranSwitch.

Mergers & Acquisitions
Notable M&A advisory engagements included Applied Biosystems’ $273 million purchase of the research product division of Ambion and Ion Systems’ $79 million sale to MKS Instruments, Inc.
Consumer Investment Banking Team
We recruited a new partner and vice president into our consumer investment bank group with deep experience within the consumer and retail industries.
•	Brokerage revenues in the first quarter of 2006 increased slightly to $34.4 million from $34.2 million in the fourth quarter of 2005 and decreased from $35.9 million in the first quarter of 2005.
•	Asset management revenues were $7.0 million for the first quarter of 2006, consisting of $3.4 million in management fees and $3.6 million in investment gains from investments in partnerships and other securities. Management fees declined slightly from the fourth quarter of 2005 and improved $0.4 million from the first quarter of 2005 after excluding fees generated from TWCP, our late-stage private equity fund. Investment gains increased $0.3 million and $3.9 million from the fourth quarter of 2005 and the first quarter of 2005, after excluding the gain from our NYSE seat sale, which occurred in the fourth quarter of 2005.
•	We opened our Mumbai, India office in the first quarter of 2006, where we have analysts developing a new research product covering U.S. small-cap companies within our target sectors. We plan on launching this hard-dollar product to U.S. investors in the middle of 2006.
“We are particularly pleased that build-outs in our consumer and healthcare investment banking verticals produced revenue growth evident in our first quarter of 2006,” said Thomas Weisel, Chairman and Chief Executive Officer. “Investments in our senior investment banking professionals, combined with a healthier environment for growth stocks, position us for earnings leverage in the future.”
Revenues
Investment Banking
Investment banking revenues increased to $36.5 in the first quarter of 2006, 30% higher than the fourth quarter of 2005 and 124% greater than the first quarter of 2005. We closed 20 transactions compared to 18 and 17 in the prior and year-ago quarters, respectively. In the market, in the first quarter of 2006, within our target sectors, the number of capital raising and strategic advisory market transactions increased 7% and decreased 10%, respectively, compared to the fourth quarter of 2005, and increased 33% and 14%, respectively, compared to the first quarter of 2005. Our average revenue per transaction increased to $1.8 million in the first quarter of 2006 compared to $1.6 million and $0.8 million in the fourth and first quarters of 2005, respectively. The increases in our average revenue per transaction were primarily attributable to increases in the average size of capital raising transactions that we participated in. We book-managed our own initial public offering and included that transaction in our transaction count but did not recognize any revenue relating to that transaction in our financial statements or in our revenue per transaction measure.
Capital raising revenues grew to $31.9 million in the first quarter of 2006, 118% higher than the fourth quarter of 2005 and 219% greater than the first quarter of 2005. Capital raising revenues grew to 87% of our total investment banking revenues in the first quarter of 2006 compared to 52% and 61% in the fourth and first quarters of 2005, respectively, due in part to a strong capital raising market in the first quarter of 2006. We closed 17 capital raising transactions in the first quarter of 2006 compared to 13 in each of the fourth and first quarters of 2005.
Strategic advisory revenues declined to $4.6 million in the first quarter of 2006, down 65% from the fourth quarter of 2005 and 27% from the first quarter of 2005. Strategic advisory revenues declined to 13% of our investment banking revenues in the first quarter of 2006 compared to 48% and 39% in the prior and year-ago quarters, respectively. We completed three strategic advisory transactions in the first quarter of 2006 compared to five and four transactions in the fourth and first quarters of 2005. The comparison of the first quarter of 2006 to the fourth quarter of 2005 is affected by the fact that the fourth quarter of 2005 included $10.6 million of revenues generated from multiple advisory services performed for a single client.
Investment banking revenues are typically recognized at the completion of each transaction. As a result, our investment banking revenues have and likely will continue to vary significantly between periods. Our investment banking engagements typically relate to only one potential transaction and do not provide us with long-term contracted sources of revenue.
Brokerage Revenue
Brokerage revenues were $34.4 million, basically unchanged from the fourth quarter of 2005 and 4% lower than the first quarter of 2005. Revenues related to trading equity securities were essentially unchanged from the fourth quarter of 2005 and declined $3.7 million, or 11%, from the first quarter of 2005. The decline from the year ago quarter was related to a 5% decrease in our average daily customer trading volume combined with declines in our commissions per share, partially offset by less trading losses related to market making activities.
Included within total brokerage revenues, revenues related to trading in convertible debt securities increased $0.4 million from the prior quarter and $2.0 million from the first quarter of 2005. These improvements were attributable to both increased volume of customer trading and trading gains. These results are consistent with more attractive market conditions for convertible debt securities during the first quarter of 2006 compared to the fourth and first quarters of 2005. For example, the Convertible Arbitrage Credit Suisse/Tremont Hedge Fund Index was up 6% in the first quarter of 2006 compared to an increase of less than 1% and a decline of 3% in the prior and year-ago quarters, respectively.
Brokerage revenues also include private client service asset-based fees paid for investment advisory services provided to both institutional and high-net-worth individuals. In the first quarter of 2006, these revenues increased $0.1 million, or 3%, from than the fourth quarter of 2005 and $0.8 million, or 23% from the first quarter of 2005.
Asset Management Revenue
Asset management revenues were $7.0 million for the first quarter of 2006, declining 36% and 11% from the fourth and first quarters of 2005, respectively.
Management fees were $3.4 million during the first quarter of 2006. After excluding fees generated from the Thomas Weisel Capital Partners funds (“TWCP”), fees decreased 1% from the fourth quarter of 2005 and increased 14% from the first quarter of 2005. TWCP is a late-stage private equity fund, whose management was transferred to a third party in the fourth quarter of 2005. Management fees received from TWCP in the fourth and first quarters of 2005 were $2.6 million and $5.2 million, respectively. We no longer receive management fees from TWCP; however, we continue to record investment gains and losses through our general partner capital account balances.

Investment gains in partnerships and other securities were $3.6 million in the first quarter of 2006, a $3.9 million increase from the first quarter of 2005. After excluding the gain on our sale of our New York Stock Exchange seat during the fourth quarter of 2005, investment gains increased $0.3 million from the fourth quarter of 2005
Expenses
Compensation and Benefits
Compensation and benefits expense was $41.9 million, 13% higher than the fourth quarter of 2005 and 3% higher than the first quarter of 2005. Compensation and benefits expense in the first quarter of 2006 included $1.1 million of non-cash compensation expense relating to equity awards made in connection with our initial public offering.
As a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefit expense (excluding expense relating to equity awards made in connection with our initial public offering) was 55% of net revenues, an increase from 54% in the fourth quarter of 2005, and a decrease from 68% in the first quarter of 2005.
In connection with our initial public offering, we indicated that beginning in 2006 we intend to maintain our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering), within the range of 55% to 58% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), although we retain the ability to change this rate in the future. Our accruals for compensation and benefits expense in the first quarter of 2006 were determined in a manner consistent with this policy.
Non-compensation
Non-compensation expense was $25.6 million in the first quarter of 2006, 12% down from the fourth quarter of 2005 and 3% up from the first quarter of 2005. Non-compensation expense decreased as a percentage of net revenues to 33% from 40% in the fourth quarter of 2005 and 41% in the first quarter of 2005. Our non-compensation expense for the first quarter of 2006 includes the effect of a $1.5 million occupancy-related charge, as described below, with respect to our leased space in Menlo Park, California.
Floor Brokerage and Trade Execution. Floor brokerage and trade execution expenses were $6.7 million in the first quarter of 2006, a 1% increase from the fourth quarter of 2005 and a 7% decline from the first quarter of 2005. The decrease from the first quarter of 2005 reflects lower trade clearing charges as a result of lower share volume in equity trading and lower execution cost for both listed and over-the-counter business, offset partially by higher clearing cost as the number of trades increased and the average shares per trade declined. We are converting to a new clearing broker in the second quarter of 2006 and will begin to realize lower clearing cost as a result of this conversion.
Communications and Data Processing. Communications and data processing expenses were $4.3 million for the first quarter of 2006, a 2% increase from the fourth quarter of 2005 and a 6% decline from the first quarter of 2005. The decline from the first quarter of 2005 was primarily due to transferring certain lines to lower cost providers and negotiating lower usage charges with existing vendors.

Depreciation and Amortization.  Depreciation and amortization was $2.4 million in the first quarter of 2006, 8% greater than the fourth quarter of 2005 and relatively unchanged from the first quarter of 2005. The increase from the fourth quarter of 2005 is primarily the result of accelerating depreciation expense relating to certain furnishings.
Marketing and Promotion.  Marketing and promotion expenses were $2.9 million in the first quarter of 2006, 42% greater than the fourth quarter of 2005 and 16% lower than the first quarter of 2005. The variances from both quarters relate to timing of our conferences.
Occupancy and Equipment.  Occupancy and equipment expenses were $4.7 million in the first quarter of 2006, 3% less than the fourth quarter of 2005 and 39% greater than the first quarter of 2005. The increase from the first quarter of 2005 is primarily due to a $1.5 million charge recorded in the first quarter of 2006 related to our leased premises in Menlo Park, California. We recorded this charge for the subleased space as the current subtenant notified us in March 2006 that they would not be exercising their option to extend their sublease and current rates for commercial office space in Menlo Park are substantially lower than the current sublease rate for these premises.
Other.  Other expenses include legal and professional services, printing, insurance, business and property taxes and supplies. Other expenses in the first quarter of 2006 were $4.6 million, 50% lower than the fourth quarter and 18% higher than the first quarter of 2005. The fourth quarter of 2005 included expenses relating to the transfer of management of TWCP to a third party. The first quarter of 2006 included increased auditing and insurance expenses relating to our becoming a public company compared to the first quarter of 2005.
Provision for Taxes
On a GAAP basis, we recorded a tax benefit of $10.8 million in the first quarter of 2006. The benefit resulted primarily from the establishment of a deferred tax asset balance of $22.4 million, partially offset by a valuation allowance of $8.6 million, which allowance may be subject to future adjustments. The one-time net tax benefit of $13.8 million arose as a result of our conversion from a limited liability company to a C corporation. Our effective tax rate was 43% for the period of February 7, 2006, through March 31, 2006. Prior to February 7, 2006, we were a tax pass-through entity and our members (not TWPG) incurred federal and state income tax individually.
Preferred Dividends and Accretion
Prior to our initial public offering, we paid preferred dividends to holders of our preferred shares. In connection with our initial public offering, all of our outstanding preferred shares were exchanged for common stock and debt. We recorded preferred dividends and accretion for the period January 1, 2006 until February 7, 2006 of $1.6 million. We do not expect to record preferred dividends and accretion in the future.
Initial Public Offering
We completed our reorganization to corporate form and initial public offering on February 7, 2006. In our initial public offering, 6,900,000 shares of common stock were sold with gross proceeds of $103,500,000. Of those amounts, selling stockholders sold 1,985,560 shares with gross proceeds of $29,783,400, including the sale of 1,923,077 shares by CalPERS. We issued 4,914,440 shares yielding $73,716,600 gross proceeds. After subtracting unaffiliated underwriters’ discount and other expenses, net proceeds to us were approximately $66.2 million. Also, in connection with our reorganization, we issued approximately $33.0 million principal amount of notes, recorded at an estimated fair value of $29.7 million.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. We have reported in this press release our net income for the first quarter of 2006 on a non-GAAP basis by:
•	excluding the effect of a $13.8 million net deferred tax benefit, recorded in connection with our conversion from a limited liability company to a C corporation;
•	excluding the $0.6 million after-tax expense associated with our initial grant of restricted stock units made in connection with our initial public offering; and
•	including additional income tax expense of $1.5 million, as if we had been subject to federal and state income tax for the period January 1, 2006 through February 7, 2006 at our effective income tax rate before the one-time events described above of 43%.
We have also reported in this press release our diluted earnings per share for the first quarter of 2006 on a non-GAAP basis by:
•	using $6.6 million as the numerator of the non-GAAP diluted earnings per share calculation, which amount is derived by beginning with net income available to common stockholders of $19.7 million and adjusting to (i) exclude the effect of the $13.8 million net deferred tax benefit, (ii) include additional income tax expense of $1.5 million, (iii) exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $0.6 million and (iv) exclude the $1.6 million of preferred dividends and accretion from January 1, 2006 through February 7, 2006; and
•	increasing the weighted average shares used as the denominator of the non-GAAP diluted earnings per share calculation by 2,023,287, which is the amount by which weighted average shares would have increased had the 4,914,440 shares we issued in our initial public offering been outstanding for the entire first quarter of 2006.
In the future we do not expect that a similar conversion-related deferred tax benefit will arise, because we do not expect to change our corporate form again, and we expect to be subject to state and federal income tax rate at a combined effective federal and state income tax equal to 43%, subject to adjustments to reflect future tax events. Also, although we expect to grant restricted stock units and other share-based compensation in the future, we do not expect to make any such substantial grants outside of our regular compensation process, as we did when we granted the 1,869,171 restricted stock units in connection with our initial public offering. In addition, our management believes that increasing the weighted average shares used in the denominator in calculating a non-GAAP measure of earnings per share by an amount by which weighted average shares would have increased had our initial public offering occurred at the beginning of the first quarter of 2006 is necessary in order to be consistent with calculating a non-GAAP measure of net income which excludes the effect of one-time events which arose in connection with our initial public offering.
Our management has utilized a non-GAAP calculation of net income and earnings per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing our financial results in the first quarter of 2006. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods that did not and likely will not include the adjusted items. Our reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and our prospects for the future.

Specifically, our management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and business outlook.
A limitation of utilizing these non-GAAP measures of net income and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of net income and earnings per share and these non-GAAP measures of our financial performance should be considered together.
A reconciliation of our first quarter 2006 GAAP net income to our first quarter 2006 non-GAAP net income is set forth below.

For Three Months Ended
March 31, 2006
(In millions)
Net income	$21.3
Exclusion of the effect of recording net deferred tax benefit	(13.8)
Inclusion of additional income tax expense	(1.5)
Exclusion of the effect of recording expense associated with initial grant of restricted stock units	0.6

Non-GAAP net income excluding the effect of recording net deferred tax benefit, including additional income tax expense and excluding expense associated with initial grant of restricted stock units	$6.6

We calculate earnings per share in accordance with FASB Statement No. 128, Earnings per Share. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Common shares outstanding for the three months ended March 31, 2006 are comprised of the weighted average of (i) the 17,347,270 shares issued in connection with our reorganization from a limited liability company to a C corporation, as if such issuance had occurred on January 1, 2006, and (ii) the 4,914,440 shares issued in our initial public offering on February 7, 2006. Diluted earnings per share includes the determinants of basic earnings per share plus all dilutive potential common shares that were outstanding during the period. We use the treasury stock method to reflect the potential dilutive effect of the unvested restricted stock units, warrant and unexercised stock options. Dilutive potential common shares included in diluted earnings per share for the three months ended March 31, 2006 are (i) the 1,869,171 restricted stock units issued to a broad group of our employees and advisors and each of our independent directors in conjunction with our initial public offering and (ii) the 486,486 shares issuable upon exercise of the warrant held by Nomura. In applying the treasury stock method, the increase to diluted weighted average shares outstanding was 164,011 and 134,394, respectively. Equity options we issued during the three months ended March 31, 2006 to our Board of Directors were anti-dilutive and not considered in the determination of diluted earnings per share.

The following table sets forth our GAAP basic and diluted weighted average shares outstanding and our GAAP earnings per share for the first quarter of 2006 as well as our non-GAAP basic and diluted weighted average shares outstanding and non-GAAP earnings per share for the first quarter of 2006, in each case after applying the adjustments described above:

For Three Months Ended
March 31, 2006
Weighted average shares used in computation of per share data:
Basic	20,238,423
Diluted	20,536,828
Earnings per share:
Basic	$0.97
Diluted	$0.96
Non-GAAP adjusted weighted average shares used in computation of non-GAAP earnings per share:
Basic	22,261,710
Diluted	22,560,115
Non-GAAP earnings per share excluding the effect of recording net deferred tax benefit, including additional income tax expense, excluding expense associated with initial grant of restricted stock units and excluding preferred dividends and accretion from January 1, 2006 through February 7, 2006:

Basic	$0.30
Diluted	$0.29
Further information regarding these non-GAAP financial measures is included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006.
About Thomas Weisel Partners Group, Inc.
We are an investment bank, founded in 1998, focused principally on the technology, healthcare and consumer sectors of the economy. Our business is managed as a single operating segment and we generate revenues from three principal sources: investment banking, brokerage and asset management. Our investment banking group is comprised of two disciplines: corporate finance and strategic advisory. Our brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. Our asset management group is divided into two units: private equity and distribution management.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in Item 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.
Quarterly Earnings Conference Call
Thomas Weisel Partners Group, Inc. will host its 2006 first quarter conference call on Monday, May 8, 2006 at 8:30 a.m. EST (5:30 a.m. PST). The conference call may include forward-looking statements, including guidance as to future results.
All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, and Chief Administrative Officer, David Baylor, by dialing 800/289-0572 (domestic) or 913/981-5543 (international). The confirmation code for both the domestic and international lines is: 4453076.
A live web cast of the call, as well as the company’s results, will be available at http://www.tweisel.com/twpds?__fwdtourl__=/investor/webcasts.jsp. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.
For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through May 22, 2006.
Investor Relations Contact:
Deborah Lightfoot
415-364-2500
investorrelations@tweisel.com
Media Contact:
Danielle Holmes
415-364-2500
dholmes@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Brokerage	$34,387	$35,873
Investment banking	36,494	16,285
Asset management	6,953	7,920
Interest income	2,212	1,071

Total revenues	80,046	61,149
Interest expense	(2,069)	(1,186)

Net revenues	77,977	59,963

Expenses excluding interest:
Compensation and benefits.	41,937	40,829
Floor brokerage and trade execution.	6,696	7,186
Communications and data processing	4,349	4,637
Depreciation and amortization	2,354	2,336
Marketing and promotion	2,933	3,477
Occupancy and equipment	4,660	3,345
Other expense	4,570	3,890

Total expenses	67,499	65,700

Income (loss) before taxes	10,478	(5,737)
Provision for taxes (tax benefit)	(10,831)	464

Net income (loss)	21,309	(6,201)

Preferred dividends and accretion:
Class D redeemable convertible shares	(710)	(1,750)
Class D-1 redeemable convertible shares	(380)	(938)
Accretion of Class C redeemable preference stock	(518)	(1,344)

Net income (loss) attributable to common shareholders and to class A, B and C shareholders	$19,701	$(10,233)

Earnings per share:
Basic earnings per share	$0.97	—
Diluted earnings per share	$0.96	—
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	20,238,423	—
Diluted weighted average shares outstanding	20,536,828	—

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
(In thousands except share and per share data)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and equivalents	$116,809	$90,193
Restricted cash and cash required to be segregated under Federal or other regulations	8,675	10,517
Securities owned — at market value	112,191	98,527
Receivable from clearing broker	—	9,555
Corporate finance and syndicate receivables (net of allowance for doubtful accounts of $74 at March 31, 2006 and $0 at December 31, 2005)	17,214	10,479
Investments in partnerships and other securities	38,868	38,920
Other investments	36,602	4,632
Property and equipment, net	28,505	29,600
Receivables from related parties (net of allowance for doubtful loans of $3,316 at March 31, 2006 and $3,316 at December 31, 2005)	3,484	4,911
Deferred tax assets, net of valuation allowance	12,899	—
Other assets	14,139	15,489

Total assets	$389,386	$312,823

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE STOCK, SHAREHOLDERS’ AND MEMBERS’ EQUITY (DEFICIT)
Liabilities:
Securities sold, but not yet purchased — at market value	$89,651	$84,986
Payable to clearing broker	2,207	—
Payables to customers	2,098	3,343
Accrued compensation	26,352	42,889
Accrued expenses and other liabilities	58,906	48,671
Capital lease obligations	385	445
Notes payable	38,369	19,094

Total liabilities	217,968	199,428

Redeemable Convertible Preference Stock:
Class C redeemable preference shares	—	48,792
Class D redeemable convertible shares	—	100,000
Class D-1 redeemable convertible shares	—	75,000

Total redeemable convertible preference stock	—	223,792

Shareholders’ and Members’ Equity (Deficit):
Class A shares	—	26,442
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 22,261,710 and 0 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	223	—
Additional paid-in capital	270,321	—
Retained earnings (accumulated deficit)	(98,820)	(136,530)
Accumulated other comprehensive income (loss)	(306)	(309)

Total shareholders’ and members’ equity (deficit)	171,418	(110,397)

Total liabilities, redeemable convertible preference stock, shareholders’ and members’ equity (deficit)	$389,386	$312,823

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
	(In thousands)
REVENUES:
Brokerage	$34,387	$34,242	$34,565	$33,817	$35,873
Investment banking	36,494	27,982	15,895	15,138	16,285
Asset management	6,953	10,906	7,832	10,035	7,920
Interest income	2,212	2,071	1,476	892	1,071

Total revenues	80,046	75,201	59,768	59,882	61,149
Interest expense	(2,069)	(1,547)	(1,496)	(885)	(1,186)

Net revenues	77,977	73,654	58,272	58,997	59,963

EXPENSES EXCLUDING INTEREST:
Compensation and benefits	41,937	37,074	38,076	38,184	40,829
Floor brokerage and trade execution	6,696	6,621	6,315	6,751	7,186
Communications and data processing	4,349	4,255	4,481	4,084	4,637
Depreciation and amortization	2,354	2,188	2,288	2,334	2,336
Marketing and promotion	2,933	2,071	2,978	3,372	3,477
Occupancy and equipment	4,660	4,805	3,796	3,938	3,345
Other expense	4,570	9,159	2,011	5,276	3,890

Total expenses	67,499	66,173	59,945	63,939	65,700

INCOME (LOSS) BEFORE TAX	10,478	7,481	(1,673)	(4,942)	(5,737)
Provision for Taxes	(10,831)	382	523	818	464

NET INCOME (LOSS)	21,309	7,099	(2,196)	(5,760)	(6,201)
Less: Preferred Dividends and Accretion	(1,608)	(4,111)	(3,443)	(4,068)	(4,032)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS AND TO CLASS A, B AND C SHAREHOLDERS	$19,701	$2,989	$(5,639)	$(9,828)	$(10,233)